Array BioPharma Reports Financial Results For The Second Quarter Of Fiscal 2013

MEK162 Phase 3 Trial to Start April 2013

AstraZeneca Announced Selumetinib Potential Phase 3 NSCLC Trial Start in 2013

BOULDER, Colo., Feb. 4, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the second quarter of its fiscal year ending June 30, 2013.

(Logo: http://photos.prnewswire.com/prnh/20121029/LA02195LOGO)

Array continued its evolution into a late-stage development company, making significant progress in generating data to support our upcoming development for our wholly-owned hematology programs. During the quarter, Novartis declared its intention to begin a Phase 3 trial with MEK162 in NRAS melanoma which is now scheduled to start in April 2013. In addition, Novartis announced plans to pursue additional MEK162 late-stage clinical development in combination with their Raf inhibitor in BRAF mutant melanoma. Also, AstraZeneca recently announced a potential start of a Phase 3 trial with selumetinib in non-small cell lung cancer (NSCLC) during the second half of 2013.

Revenue for the second fiscal quarter ended December 31, 2012 was $18.4 million, compared to $23.2 million for the same period in fiscal 2012. The decline in revenue was due to the $28.0 million licensing payment from Genentech during the first half of fiscal 2012 that did not recur in 2013. Research and development expense was $13.9 million, compared to $13.2 million in the comparable prior year period. Net loss was $10.9 million, or ($0.10) per share for the second quarter, compared to a net loss of $3.8 million, or ($0.06) per share, for the same period in fiscal 2012.

For the six months ended December 31, 2012, revenue was $34.2 million, compared to $45.4 million for the same period in fiscal 2012. The decline was also related to the Genentech licensing payment described above. Net loss for the six months ended December 31, 2012, was $22.7 million, or ($0.23) per share, compared to a net loss of $7.4 million, or ($0.13) per share, in the comparable prior year period.

During the quarter, Array paid Novartis its first annual co-development contribution of $9.2 million to maintain the maximum U.S. royalty rate for MEK162. These contributions are capped annually and in total. Array ended the quarter with $110 million in cash, cash equivalents and marketable securities.

Ron Squarer, Chief Executive Officer of Array, noted, "We are seeing strong progress across our pipeline. At ASH, we presented impressive ARRY-520 data as a single agent, in combination with dexamethasone, in combination with carfilzomib, and on a selection marker that may identify patients more likely to respond to ARRY-520. Our partners, Novartis with MEK162 and AstraZeneca with selumetinib, each announced plans to progress these Array-invented products into Phase 3 pivotal trials this year. In addition, ARRY-502 is on track to complete enrollment by this spring with summer top-line results. Out-licensing this product represents a potential important source of non-dilutive funding."

KEY COMPANY AND PROGRAM UPDATES

Raised $70.9 million in public offering: Array completed an underwritten public offering of 20.7 million shares of its common stock at a price of $3.65 per share in November 2012. Array received net proceeds from the sale of the shares of $70.9 million. This money will be used to fund potential Phase 3 or pivotal programs.

Elected John A. Orwin to Array's Board of Directors: Array elected John A. Orwin, chief executive officer of Affymax, Inc., to its board of directors as an independent director. Previously, he held leadership roles in marketing, sales, and operations for major pharmaceutical companies including Genentech, Johnson & Johnson, Alza Pharmaceuticals, Rhone-Poulenc Rorer, and Schering-Plough Corporation. Prior to joining Affymax, he had successfully launched or grown brands such as: Avastin®, Rituxan®, Herceptin®, Tarceva® and Taxotere®.

ARRY-520 – Advances in clinical trials, ASH data presentation, identification of potential important biomarker

During the quarter, ARRY-520, a potent, selective KSP inhibitor with a mechanism of action distinct from other drugs used to treat multiple myeloma, was advanced in three clinical trials. Positive results in any one of these trials will define a clear path to late stage development:

  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade® (bortezomib) and dexamethasone therapy.
  Phase 1b trial in combination with Velcade plus dexamethasone in patients with relapsed or refractory MM.
  Phase 1b investigator-sponsored trial in combination with Kyprolis® (carfilzomib) in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy.

At the 2012 Annual Meeting of the American Society of Hematology (ASH), data on Array's Phase 2 trial with ARRY-520 in patients with triple-refractory multiple myeloma and a median number of 10 prior treatment regimens was presented. ARRY-520 plus low-dose dexamethasone demonstrated a 22% overall response rate (≥ partial response, or PR), with manageable safety. This response rate is comparable to the response rates reported in pomalidomide and Kyprolis studies, which included patients with only half the number of median prior treatment regimens. Overall survival of 19 months and progression free survival of 3.7 months were reported in multiple myeloma patients taking ARRY-520 alone.

In addition, preclinical and clinical data suggest that AAG (acute phase protein alpha-1-acidic glycoprotein) may be an enabling patient selection marker for response to ARRY-520. A related presentation assessing the same group of ARRY-520-treated patients observed that, for patients retrospectively selected with a lower AAG level, the overall response rate (≥PR) increased to 33% (from 22%) with a median time on study of 6.2 months. The clinical benefit rate (≥MR) was 50% in the selected population.

Interim data from an ongoing investigator-sponsored combination trial of ARRY-520 with Kyprolis in patients with relapsed or refractory MM who are refractory or intolerant to Velcade® (bortezomib) were also reported at the conference. The combination has demonstrated early signals of activity, with a 56% clinical benefit rate (≥MR). In addition, it has been well tolerated with limited hematologic toxicity and a manageable side effect profile.

ARRY-614 – FDA meeting provides guidance on primary endpoint

During the quarter, Array continued to evaluate ARRY-614 in an ongoing clinical trial in patients with low or intermediate-1 risk MDS using an optimized formulation. As presented at ASH, this new formulation has demonstrated improved bioavailability and target coverage in this patient population. With this new formulation, peak plasma concentrations and overall exposures are higher than with the original formulation. The ongoing Phase 1 dose escalation trial of the optimized ARRY-614 formulation may further our understanding of the contributions of these targets to the pathogenesis of MDS. In a prior study in a similar population, up to a 40% response rate for hematologic improvement was observed in patients.

Array also met with the FDA to discuss the development plan to support registration and received guidance from the FDA on the primary endpoint, including a discussion of endpoints other than overall survival that could be used as the basis for approval. Array has now defined a potential path to registration and, pending additional positive data from the ongoing study, will make decisions on future study designs in 2013.

ARRY-797 – Data presented at ACR meeting, biomarkers suggest disease state modification potential

Array gave a "late-breaker" presentation at the 2012 American College of Rheumatology Annual Meeting. The presentation included data on ARRY-797's analgesic effect and markers of disease modification. In addition, biomarkers of cartilage (COMP) and bone (CTX-I) degradation were assessed. ARRY-797 treatment resulted in statistically significant decreases in COMP and CTX-I at week 4 (decreases of 10% and 38% versus placebo, respectively). The decrease in CTX-I was sustained and returned to baseline by the follow-up visit. Further evaluation of the potential for disease modifying activity is warranted.

Array announced in July 2012 that treatment with ARRY-797, a non-opioid, resulted in a statistically significant reduction in pain over a 28-day period compared to placebo, as measured using the Western Ontario and McMaster Universities Arthritis Index (WOMAC®) pain subscale (a 0 – 10 numerical pain rating scale), in a randomized, placebo-controlled and active-controlled (oxycodone ER) Phase 2 clinical trial in osteoarthritis patients suffering from moderate to severe knee pain despite the use of non-steroidal anti-inflammatory drugs (NSAIDs). ARRY-797 is a novel, oral, selective inhibitor with a mechanism of action unique from that of currently approved pain medications. Given our internal focus on hematology/oncology, Array is seeking a partnership to maximize the value of this drug.

MEK-162 – Phase 3 pivotal trial announced and posted by Novartis

At its R&D Investor event in November 2012, Novartis indicated that it intends to initiate a Phase 3 pivotal trial for MEK-162 in patients with NRAS mutant melanoma. This study was recently posted on ClinicalTrials.gov and has a scheduled start date of April 2013. Please click here to view. Novartis has also recently accelerated its goal of regulatory submissions for MEK162 to 2015. In addition, Novartis announced plans to pursue additional clinical development in combination with a Raf inhibitor in BRAF mutant melanoma.

Selumetinib – AstraZeneca may initiate Phase 3 trial in 2013

AstraZeneca recently announced with their quarterly financial results that they expect to initiate a Phase 3 selumetinib trial in 2013 in patients with NSCLC. Selumetinib is advancing in 65 trials, 39 of which are in Phase 2. AstraZeneca initiated a 225-patient Phase 2 randomized trial with selumetinib in combination with docetaxel in 2nd line unselected NSCLC. The trial will evaluate two different doses of docetaxel with selumetinib versus docetaxel alone. We believe this will help optimize the product's profile, validate biomarker diagnostics and generate preliminary efficacy in selective subsets of NSCLC patients. Additionally, AstraZeneca will specifically assess efficacy within KRAS subgroups in terms of progression free survival, overall survival, overall response rate and change in tumor size at week 6.

In addition to NSCLC, positive results were presented last year with selumetinib in thyroid and ovarian cancers. In a Phase 2 trial in recurrent low-grade serous ovarian or peritoneal cancer, patients taking selumetinib showed a disease control rate of 81%, defined as either complete or partial response or progression-free survival or progression-free survival of greater than 6 months. Eight patients had complete (1) or partial (7) responses. The median survival rate without cancer progression was 11 months. And in patients with thyroid cancer, selemetinib showed a 71% partial response and 91% mean reduction in tumor growth. In this study, selumetinib resensitized patients to radioactive iodine to warrant further therapy.

CONFERENCE CALL INFORMATION

Array will hold a conference call on Tuesday, February 5, 2013, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, February 5, 2013
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 447-0521
Toll:	(847) 413-3238
Pass Code:	34113160
Webcast & Conference Call Slides:
http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company with significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Array-invented MEK162 will begin testing in a Phase 3 trial in NRAS melanoma in April 2013 as well as BRAF mutant melanoma later in the year (with Novartis). Also, AstraZeneca announced they may start a Phase 3 trial with selumetinib in non-small cell lung cancer during the second half of 2013. Three other Array invented drugs are also approaching Phase 3 decisions by the end of calendar year 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of February 4, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

Revenue
License and milestone revenue	$ 14,016	$ 19,195	$ 26,492	$ 37,657
Collaboration revenue	4,361	4,033	7,718	7,701
Total revenue	18,377	23,228	34,210	45,358

Operating expenses
Cost of revenue	7,909	6,266	14,448	12,711
Research and development for proprietary programs
	13,941	13,150	27,475	25,748
General and administrative	4,610	3,782	9,390	7,502
Total operating expenses	26,460	23,198	51,313	45,961

Loss from operations	(8,083)	30	(17,103)	(603)

Other income (expense)
Interest income	12	3	24	9
Interest expense	(2,860)	(3,836)	(5,619)	(6,792)
Total other expense, net	(2,848)	(3,833)	(5,595)	(6,783)

Net loss	$ (10,931)	$ (3,803)	$ (22,698)	$ (7,386)

Weighted average shares outstanding - basic and diluted
	105,403	60,004	99,005	58,515

Net loss per share - basic and diluted	$ (0.10)	$ (0.06)	$ (0.23)	$ (0.13)

Summary Balance Sheet Data (in thousands)

	December 31,	June 30,
	2012	2012

Cash, cash equivalents and marketable securities	$ 109,845	$ 89,650
Property, plant and equipment, gross	$ 87,698	$ 86,287
Working capital	$ 63,979	$ 17,171
Total assets	$ 128,373	$ 108,073
Long-term debt, net	$ 94,417	$ 92,106
Stockholders' deficit	$ (31,717)	$ (85,806)

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com